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                                  EXHIBIT 99.2


     On June 24, 1996, the Registrant issued the following press release:

"FOR IMMEDIATE RELEASE                               Contact:  Donald H. Stevens
- ----------------------
                                                                Laura M. Burford
                                                                  (303) 572-3900

                         BARRETT SIGNS LETTER OF INTENT
                      TO ACQUIRE PICEANCE BASIN INTERESTS

DENVER, COLO., JUNE 24, 1996 - Barrett Resources Corporation (NYSE: BRR) announced today that it has signed a letter of intent to acquire additional natural gas and oil reserves and pipeline interests in the Piceance Basin of Colorado.

The acquisition, which is subject to approval of Barrett's Board of Directors and negotiation of definitive agreements, would be for an aggregate of 1,387,387 shares of Barrett's common stock. Based on the $27.75 per share closing price of Barrett's common stock on the New York Stock Exchange on June 21, 1996, the total consideration for this transaction would be approximately $38.5 million. Any shares issued could not be sold prior to October 17, 1996 in accordance with a "lock-up" agreement with the underwriters of the Company's recent offering of
5.4 million shares. Up to 30 percent of the interests to be acquired are subject to rights of first refusal by other owners of these assets.

Barrett currently owns an approximate 40 percent interest in these gas and oil and pipeline assets. The Company recently entered into a similar letter of intent and is negotiating with another owner to acquire an approximate five percent interest in these assets.

Barrett Resources is a Denver-based independent natural gas and oil exploration and production company that also is involved in gas gathering, marketing and trading activities. Barrett's properties are focused primarily in the Rocky Mountain region of Colorado and Wyoming and the Mid-Continent area of Kansas and Oklahoma.

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